Exhibit 10.11
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made between Cava Group, Inc., a Delaware corporation (“Employer” or “Company”) and Jennifer Somers (“Executive”) (together, the “Parties” and each a “Party”), effective as of October 11, 2021 (the “Effective Date”).
WHEREAS, in the course of Executive’s employment by Employer, the Executive may receive, be taught or otherwise have access to Employer’s information that is confidential and proprietary;
WHEREAS, Employer and its subsidiaries and affiliates have acquired and/or developed certain trade secrets and confidential information, as more fully described in the CPIN Agreement (as defined below), and has expended significant time and expense in acquiring or developing its trade secret or confidential information, and expends significant time and expense on an ongoing basis in supporting its employees, including Executive;
WHEREAS, Employer wishes to employ and/or continue to employ Executive as Employer’s Chief Operations Officer (“COO”) on the terms and conditions set forth herein; and
WHEREAS, Executive wishes to continue such employment on such terms and conditions in accordance with this Agreement;
ACCORDINGLY, in consideration of, and on the basis of the representations, warranties, and covenants contained in this Agreement, and other good and valuable consideration, the Parties agree as follows:
1.    ARTICLE 1 – EMPLOYMENT AND TERM
1.1    Employment. Effective on Executive’s actual employment start date with the Company which shall be October 26, 2021, Executive agrees to work and Employer agrees to employ Executive as its COO and Executive accepts such employment on the terms and conditions set forth in this Agreement. Executive’s employment shall be deemed by the Parties to be continuous until terminated pursuant to this Agreement. Executive shall report directly to the Chief Executive Officer (“CEO”) of the Employer.
1.2    Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years thereafter (such three-year period, the “Initial Term”), unless the Parties otherwise renew or earlier terminate Executive’s employment in accordance with this Agreement. Subject to earlier termination pursuant to Article 4 of this Agreement, the employment relationship hereunder shall extend for successive one-year terms after the Initial Term (each such one-year term an “Extended Term”), unless either party shall have given not less than sixty (60) days prior written notice to the other prior to the expiration of the Initial Term of this Agreement, or the Extended Term, as applicable, that it does not wish to extend this Agreement. If such written notice is given, then this Agreement shall expire as of the last day of the Initial Term or Extended Term to which such written notice relates. As used in this Agreement, the “Term” shall include the Initial Term and any Extended Term, and any period of employment through the date on which Executive’s employment ends or this Agreement is terminated in accordance with Article 4 of this Agreement.
2.    ARTICLE 2 – DUTIES OF THE EXECUTIVE
2.1    Duties. Executive agrees to undertake and perform all duties required as COO of Employer. Executive shall perform the services contemplated herein faithfully, diligently, to the best of Executive’s ability, and in the best interests of Employer, in a diligent, trustworthy, professional, and efficient manner, and shall comply with Employer’s policies and procedures in all material respects. Executive agrees during the Term to serve without any additional compensation as an officer or director of any subsidiary of the Company, as may be reasonably requested by the CEO from time to time. Executive shall at all times perform such services in compliance with (and, to the extent of Executive’s actual knowledge and authority, shall ensure to the best of his ability that Employer is in compliance with) any and all laws, rules, regulations, and policies applicable to Employer of which Executive is aware. Executive shall, at all times during the Term, adhere to and obey reasonable written rules and policies governing the conduct of Employer’s employees and executives, as established or modified from time to time; provided, however, that, in the event of any conflict between the provisions of this Agreement and any such rules or policies, the provisions of this Agreement shall control.
2.2    Exclusive Services. Except as set forth in this Section 2.2, during her or his employment by Employer, Executive shall not, without the prior written consent of the CEO or the CEO’s designee, accept other employment for compensation, perform services for compensation for a Person other than Employer and its subsidiaries and affiliated entities, or serve as an officer or director of any other Person. In cases where no material, bona fide business conflict currently exists or is reasonably anticipated to arise, such consent shall not be unreasonably withheld. Such service shall be reviewed on at least an annual basis, consistent with the provisions of this paragraph, and the company conflict of interest policy. In no event shall service on a board for a not for profit or charitable organization require prior approval, provided that such service does not conflict with the following provisions of this Section 2.2. Executive shall not engage in any activity, including, but not limited to, serving as a director of another Person, that would impair Executive’s ability to act and exercise judgment in the best interest of Employer. For purposes of this Agreement, the term “Person” means an individual, a partnership, a corporation, a limited liability company, an association, an organization, a joint stock company, a trust, a joint venture, an unincorporated association, a government entity, any department, agency or political subdivision of a government entity, or any other form of entity.
2.3    Indemnification. Employer shall, to the maximum extent to which it is empowered by Employer’s By-Laws and the Laws of State of Delaware and any other laws that may apply to the benefit of Executive, defend, indemnify and hold harmless Executive from and against any and all demands, claims, and causes of action made against Executive concerning or relating to her or his service, actions or omissions on behalf of Employer and its subsidiaries and affiliated entities as an employee, director, officer, shareholder, unit holder, or agent.
3.    ARTICLE 3 – COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT
As the total consideration for the services that Executive renders under this Agreement, Executive shall be entitled to the following:
3.1    Base Salary. Commencing on the first day of the Term, Employer shall pay to Executive a base salary at the annual rate of $500,000, less income tax and other applicable withholdings (the “Salary”) payable in accordance with Employer’s regular payroll practices. Such Salary shall be reviewed for purposes of determining whether a salary increase is warranted, at least annually. The Salary, as adjusted, shall not be reduced during the Term. The reference to Salary at an annual rate in this Agreement shall not entitle Executive to payment of Salary beyond any Salary earned through Executive’s performance of services under this Agreement through the date of termination of Executive’s employment, except as set forth in this Agreement.
3.2    Annual Bonus. For calendar year 2021, Executive shall earn for Executive’s services to be rendered under this Agreement a fixed cash bonus of $250,000, provided that Executive remains an employee on the payment date, which payment shall occur on or before June 1, 2022 (the “Guaranteed Bonus”). Commencing with calendar year 2022 and during the period Executive is employed with Employer, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement a discretionary annual cash bonus with a maximum bonus opportunity of fifty percent (50%) of the Salary, which amount is to be determined by the Board (the “Annual Bonus”), subject to review and upward adjustment by Employer in the sole discretion of the Employer’s Board or Compensation Committee thereof, payable subject to standard federal and state payroll withholding requirements. Whether or not Executive earns any Annual Bonus will also be dependent upon (a) Executive’s continuous performance of services to Employer and remaining in good standing through the date any such bonus is paid (other than as provided in Article 4 below); (b) except for the Guaranteed Bonus, the actual achievement by Executive and Employer of the applicable performance targets and goals set by the Board, and (c) meeting any other applicable eligibility requirements that apply to all members of the Company’s executive team. The annual period over which performance is measured for purposes of this section is January 1 through December 31. The Board or the Compensation Committee thereof will determine in its sole discretion the extent to which Executive and the Employer have achieved the performance goals upon which the bonus is based and the amount of the bonus. For calendar year 2022 and each year thereafter, Executive will be eligible to receive a bonus in accordance with existing bonus targets established by the Board or its Compensation Committee and pursuant to any applicable incentive compensation plan under which such bonus targets were established. Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by Employer. Any bonus refenced in this section, if earned, will be paid to Executive within the time period set forth in the incentive compensation plan applicable to the Company’s executive team, or if no such time period was established, during the first fiscal quarter following the end of year during which the bonus is earned.
3.3    Initial Equity Grant. At the Board’s next quarterly meeting after the date of execution of this Agreement, a submission will be made for the Executive to be granted a quantity of restricted stock units (the “RSUs”) in an amount equal to $750,000 based on the latest 409A valuation existing on the date that is sixty (60) days after Executive’s employment start date, which RSUs shall be subject to the Company’s standard RSU award agreement and will vest over a four (4) year period in four (4) equal annual installments. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Equity Plan (defined below) and as described in such Equity Plan, and the other terms and conditions described in the Employer’s standard form of RSU award agreement.
3.4    Long-Term Incentive. Commencing with calendar year 2022 and during the period Executive is employed with Employer, Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement an annual equity award (the “Long-Term Incentive”) to be granted under, and subject to the terms and conditions of, Employer’s 2015 Equity Incentive Plan, as may be amended from time to time, or a successor stock incentive plan (the “Equity Plan”) in accordance with Company practices for other senior executives of Employer. Each Long-Term Incentive grant will be made with a grant date fair value equal to fifty percent (50%) of the Executive’s Salary and at such time as to be determined by the Board in its sole discretion. The calendar year 2021 Long-Term Incentive equity award will be granted to Executive in calendar year 2022 in an amount equal in value to fifty percent (50%) of the Executive’s initial annual base salary as set forth in Section 3.1 of this Agreement and will vest over a four (4) year period in four (4) equal installments. The form and terms and conditions of any such Long-Term Incentive will be subject change from time to time in the sole discretion of the Board and payable subject to standard federal and state payroll withholding requirements. Notwithstanding the foregoing, whether or not Executive earns any Long-Term Incentive will be dependent upon (a) Executive’s continuous performance of services to Employer through the date any Long-Term Incentive is granted; (b) the actual achievement by Executive and Employer of the applicable performance targets and goals set by the Board based on recommendations from the Compensation Committee of the Board; and (c) the terms and conditions of any Long-Term Incentive, as are provided in the Equity Plan and any award agreement pursuant to which the Long-Term Incentive is granted. Notwithstanding the foregoing, following Employer’s sale of any common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, that results in shares of the common stock of Employer being traded on the NASDAQ Stock Market, the New York Stock Exchange or successors thereof or any such other national securities exchange, this Section 3.4 will no longer apply and Executive will not be entitled to any future Long-Term Incentive grants pursuant to this Agreement, but shall remain eligible to participate in any equity incentive plans offered by the Employer.
3.5    Employer Executive Benefits. Executive shall be entitled to participate in Employer’s group health, life, and disability insurance plans and any and all other employee benefits, including 401(k) and deferred compensation plans, pursuant to the terms of the applicable benefit plans and to the same extent and on the same basis as Employer’s other senior executives. Employer shall pay the costs for group health, life, and disability insurance plans and all other employee benefits for Executive and any spouse or domestic partner and children of Executive to the same extent that it pays for the costs for other senior executives of Employer. Executive will be provided with a laptop computer and will be required to abide by the Company’s technology policies. Additionally, the Executive shall receive free Company meals during weekdays (and a fifty percent (50%) discount on meals purchased for one guest) and a fifty percent (50%) discount on meals purchased for the Executive and one guest on weekend days.
3.6    Reimbursement for Business Expenses. Employer shall reimburse Executive for any and all reasonable business expenses that Executive incurs from time to time in the performance of her or his duties under this Agreement, including authorized business expenses incurred by Executive at the request of, or on behalf of, Employer, in accordance with Employer’s policies and subject to any reporting and documentation requirements set forth in such policies. Employer shall also pay the reasonable costs for electronic communication devices, including smart phones and/or portable computer devices reasonably necessary for the performance of Executive’s duties under this Agreement, including any service plans related thereto. Employer will reimburse the Executive for amounts paid to legal counsel, upon presentation of customary invoices, for the reasonable fees and expenses incurred by the Executive in connection with the review and negotiation of this Agreement and any other documentation related to this Agreement.
3.7    Vacation. Executive shall be eligible for the same vacation benefits offered to other senior executives of Employer. The scheduling of vacation shall be consistent with Employer’s vacation policy and operational needs.
3.8    Sign-On Bonus Amount. Executive shall receive a bonus of $300,000 less applicable tax withholdings and such amount shall be payable at such time as mutually agreed between Executive and Employer. The Sign-On Bonus Amount shall be immediately repaid in full by the Executive (or offset from other amounts due Executive) upon the Company’s written request in the event that Executive voluntarily resigns from the Company within twelve (12) months from Executive’s employment start date. In the event that Executive voluntarily resigns from the Company between twelve (12) and twenty-four (24) months from Executive’s employment start date, one-half of the Sign-On Bonus Amount shall be immediately paid back by the Executive (or offset from other amounts due Executive) to the Company upon the Company’s written request.
3.9    Relocation Reimbursement. Within one (1) year of Executive’s employment start date, Executive shall relocate to the Washington, D.C./Maryland/Virginia area, and Employer shall reimburse Executive in an amount equal to $4,000 per month, as paid in biweekly installments commencing upon payment of the first biweekly installment of Executive’s Salary, until the earlier to occur of the date that Executive’s spouse obtains work in the Washington, D.C./Maryland/Virginia area or the date that is one (1) year after Executive’s employment start date. Such reimbursement shall be in accordance with Employer’s policies and subject to any reporting and documentation requirements set forth in such policies.

3.10    Car Allowance. Employer shall provide an annual allowance to Executive for Executive’s automobile transportation in an amount equal to $10,000, as paid in biweekly installments commencing upon payment of the first biweekly installment of Executive’s Salary. Such allowance shall be in accordance with Employer’s policies and subject to any reporting and documentation requirements set forth in such policies.
4.    ARTICLE 4 – TERMINATION
4.1    Termination. Either party shall have the right to terminate this Agreement before the expiration of the Term, subject to the terms of this Article 4, and with the consequences described in this Agreement.
4.2    Termination for Cause by Employer. Executive’s employment may be terminated by Employer for Cause (as defined below) at any time (subject to any opportunities to cure set forth in such definition), upon delivery to Executive of written notice (and effective on the date such notice is given unless another date is specified in such notice). If Executive is terminated for Cause, Employer shall pay to Executive (a) any Salary due under Section 3.1 to the date of termination, (b) benefits set forth in Section 3.5, if any, to the date of termination, (c) all accrued but unused and unpaid vacation due under Section 3.7 to the date of termination, and (d) expenses reimbursable under Section 3.6 incurred but not yet reimbursed to Executive to the date of termination. Executive shall have no right to receive any further compensation or benefits otherwise payable under any other provision of this Agreement. For purposes of this Agreement, Termination for “Cause” shall mean the termination of Executive’s employment for any of the following reasons: (i) refusal by the Executive to materially perform her or his duties hereunder (other than any such failure or refusal resulting from her or his incapacity due to physical or mental illness), provided, however, that Employer shall provide Executive with written notice of such refusal and Executive shall not have substantially remedied such failure or refusal within thirty (30) days after such written notice is given; (ii) the commission by Executive of any material act of dishonesty or breach of trust or gross misconduct or gross negligence in connection with the performance of her or his duties hereunder; (iii) a conviction of, or pleading guilty or no contest to, any felony or any crime having as its predicate element fraud, dishonesty, or misappropriation; (iv) any act or omission aiding or abetting a competitor, supplier or customer of Employer to the material disadvantage or detriment of Employer, (v) Executive’s material failure to comply with one or more of the material policies of the Employer (including any applicable code of conduct or ethics, policies relating to sexual harassment or business conduct) or Executive’s material breach of her or his obligations under this Agreement or under the CPIN Agreement, provided, however, that Employer shall provide Executive with written notice of such breach and Executive shall not have substantially cured such breach (if curable) within thirty (30) days after such written notice is given. For purposes of this paragraph, no failure or refusal on the part of Executive shall be deemed “willful” if done, or omitted to be done, by Executive in the reasonable belief that her or his failure or refusal was in the best interest of Employer or that the requested act was unlawful.
4.3    Termination Without Cause by Employer. Employer may terminate Executive’s employment without Cause upon notice to Executive provided in accordance with

Section 4.7. If Employer terminates Executive’s employment without Cause at any time during Executive’s employment, including without limitation any notice by Employer of non-extension or intent to terminate under Sections 1.2 and 4.3 of this Agreement, Employer shall pay to Executive (a) the same payments and benefits set forth in Section 4.2 and, in addition thereto, subject to Executive’s compliance with the obligations in the last sentence of this Section 4.3, (b) in addition to any unpaid amount of the Guaranteed Bonus, Salary for 12 months following termination of employment, paid in normal payroll installments consistent with Employer’s payroll practices as in effect from time to time; (c) if Executive timely elects health insurance continuation coverage (“COBRA Coverage”) under Employer’s group health plan pursuant to Section 4980B of the Internal Revenue Code and Part 6 of Subtitle B of Title I of ERISA, and so long as Executive abides at all times by the requirements of COBRA, Employer will pay the cost of Employee’s COBRA premiums for the 12 months following termination of employment (subject to the remainder of this Section 4.3); and (d) a pro-rated Annual Bonus for the year in which the termination of employment occurs, based on the Employer’s performance during such year, pro-rated based on the number of days elapsed during such year prior to termination of employment, which shall be paid on the date on which annual bonuses are paid to other senior executives of Employer for such year (items (b), (c) and (d), referred to herein as, the “Severance”). Notwithstanding anything to the contrary herein, Executive’s COBRA Coverage shall terminate when Executive becomes eligible under any employee benefit plan made available by another employer covering substantially similar health and dental benefits. Executive shall notify Employer within ten (10) days after becoming eligible for any such benefits. It is agreed and understood that Executive shall be entitled to receive the Severance if and only if within sixty (60) days following termination of employment (the “Release Period”) Executive has executed and delivered to Employer the General Release substantially in accordance with the Company’s standard release form hereto (the “General Release”) and the General Release has become effective, and so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Articles 6, 7, and/or 8 hereof, including the provisions of the CPIN Agreement.
4.4    Termination for Good Reason by Executive. Executive may voluntarily terminate her or his employment at any time for Good Reason (as defined below) upon written notice to Employer (and effective on the date such notice is given unless another date is specified in such notice). In the event of any such termination for Good Reason by Executive, Employer shall pay and provide to Executive the same payments and benefits as are set forth in Section 4.3, above and on the same terms and conditions as if Executive had been terminated by Employer without Cause. For purposes of this Agreement, a termination for “Good Reason” shall mean the termination by Executive of Executive’s employment for any of the following reasons occurring without Executive’s prior written consent, provided Executive has not previously been notified in accordance with the notice provisions of this Agreement of Employer’s intention to terminate Executive’s employment: (a) assigning to him duties materially inconsistent with her or his position, title, authority, or duties which results in a material diminution of such position, title, authority or duties; provided, however, that Executive has given written notice to Employer within sixty (60) days after the first occurrence of such event or, if later, ten (10) days after the most recent occurrence, which has not be remedied by Employer within thirty (30) days and Executive has performed her or his reasonable duties during such notice period and prior to any cure; (b) Employer’s direction to Executive to engage in any unlawful act or act of dishonesty, provided, however, that Executive has given written notice to Employer within sixty (60) days after the first occurrence of such event or, if later, ten (10) days after the most recent occurrence, which has not been remedied by Employer within thirty (30) days; or (c) Employer’s material breach of its obligations under this Agreement, provided, however, that Executive shall provide Employer with written notice within sixty (60) days after the first occurrence of such breach or, if later, ten (10) days after the most recent occurrence and Employer shall not have substantially cured such breach (if curable) within thirty (30) days after such written notice is given. Notwithstanding the foregoing, in order to resign for Good Reason, Executive must resign from all positions Executive then holds with Employer, effective not later than sixty (60) days after the expiration of the cure period if such event is not reasonably cured within such period. Any actions taken by Employer to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. For the avoidance of doubt, any such resignation(s) shall have no effect on Executive’s rights as a shareholder of Employer.
4.5    Termination Without Good Reason by Executive. Executive may terminate her or his employment without Good Reason upon notice to Employer given in accordance with Section 4.7. If Executive terminates her or his employment without Good Reason, including without limitation any notice by Executive of non-extension or intent to terminate under Sections 1.2 or 4.5 of this Agreement, Employer shall pay and provide to Executive an amount equivalent to that set forth in Section 4.2, above.
4.6    Termination by Employer for Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death without notice. Employer may terminate Executive’s employment upon the date of termination specified in a written notice of termination by reason of Executive’s illness, incapacity or injury which results in Executive’s absence from her or his duties with Employer or failure to render the services contemplated by this Agreement for three (3) consecutive calendar months, or for shorter periods aggregating four (4) calendar months in any twelve (12) month period. Prior to any termination under this paragraph for any reason other than death of Executive, Employer shall provide thirty (30) days’ prior written notice of its intent to terminate under this paragraph. Executive may then provide medical certification within the 30-day notice period that she or he will be able to and intends to perform her or his duties as set forth in this Agreement. If, within the 30-day notice period, Executive provides such medical certification and commences and/or continues to perform her or his duties under this Agreement, Employer shall not terminate this Agreement under this paragraph. For any termination of employment under this Section 4.6, Executive shall be entitled to the same payments and benefits set forth in Section 4.2, above.
4.7    Termination Date. Except as provided specifically above, any termination under this Article 4 shall be effected by not less than sixty (60) days’ advance written notice, or, at Employer’s option, pay in lieu of such notice. The effective date of the termination (the “Termination Date”) shall be the date specified in such notice of such termination or, if no date is so specified, the date that is the sixtieth day after the date notice is given. Notices shall be given in accordance with Section 8.8 of this Agreement.

5.    ARTICLE 5 – SECTION 409A COMPLIANCE
5.1    Intent. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.
5.2    Specified Employee. Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum with interest accruing commencing on the date payment would have otherwise been made at the prime rate of interest most recently published in The Wall Street Journal as of such date, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
5.3    Expense Reimbursement Payments. All expenses or other reimbursements under this Agreement shall be made within a reasonable period of time following the satisfaction of Employer’s reasonable requirements with respect to reporting and documentation of such expenses, but in no event later than on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
5.4    Installment Payments. For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
6.    ARTICLE 6 – CONFIDENTIAL AND PROPRIETARY INFORMATION AND NON-COMPETITION
6.1    As a condition of this Agreement and the Executive’s employment with Employer, the Executive agrees to the terms of and will execute a Confidential and Proprietary Information and Non-Competition Agreement in the form that has been provided herewith based on comparable agreements with other senior executives of the Company (the “CPIN Agreement”), and after execution of the CPIN Agreement, Employer’s obligations hereunder, including the obligations to pay the Severance, are contingent on the Executive’s complying with such CPIN Agreement at all times as described therein.
7.    ARTICLE 7 – COOPERATION AND CORPORATE OPPORTUNITIES
7.1    Cooperation. Upon the receipt of reasonable notice from Employer (including, without limitation, notice on behalf of Employer by its outside counsel), Executive agrees that while employed by Employer and, subject to Executive’s other business commitments, thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with Employer and will provide reasonable assistance to Employer, and affiliated entities and their respective representatives in defense of any claims that may be made against Employer or any affiliated entities of Employer, and will assist Employer and any affiliated entities in the prosecution of any claims that may be made by Employer or such affiliated entity, to the extent that such claims may relate to Executive’s employment or to Executive’s prior employment by Employer. Executive agrees to promptly inform Employer if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against Employer or any of Employer’s affiliated entities. Executive also agrees to promptly inform Employer (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of Employer or any affiliated entities (or their respective actions), regardless of whether a lawsuit or other proceeding has then been filed against Employer or any affiliated entities with respect to such investigation, and shall not do so unless legally required. If Executive is required to provide any services pursuant to this Section 7.1 following the termination of Executive’s employment, upon presentation of appropriate documentation, Employer shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the performance of such services. In addition, if and to the extent that Executive is required to devote more than two hours during a calendar year to fulfill the obligations set forth in this Section 7.1 at a time when she or he is no longer being compensated by the Company in any way, it will compensate Executive for such cooperation at an hourly rate based on Executive’s Salary during the last pay period of Executive’s active employment by the Employer.
7.2    Corporate Opportunity. During the Term, Executive shall submit to Employer all bona-fide business, commercial and investment opportunities or offers presented to Executive or to which Executive becomes aware which relate to Employer’s business or the business of any of Employer’s affiliated entities at any time during such employment (“Corporate Opportunities”). Unless approved by Employer, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.
8.    ARTICLE 8 – MISCELLANEOUS
8.1    Tax Withholding. Employer is authorized to withhold from any payment or benefit provided hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of Employer to satisfy all obligations for the payment of such withholding taxes. In the event Employer does not make such deductions or withholdings, Executive shall indemnify Employer for any amounts paid with respect to any such taxes, together with any interest, penalties and related expenses thereto.
8.2    Key Person Insurance. Employer, in the sole and absolute discretion of the Board, has the right throughout the term of Executive’s employment with Employer to obtain or increase insurance on Executive’s life in such amount as the Board determines, in the name of Employer or an affiliated entity chosen by the Board for Employer’s sole benefit. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with Employer as Employer may request in connection with any such insurance. Executive further agrees, on behalf of himself and his estate, heirs, successors and assigns (collectively, the “Executive Estate”), that the Executive Estate shall have no interest in or rights to receive the benefits of, any key person life insurance policy covering the life of the Executive which is purchased by Employer or an affiliated entity and names Employer or an affiliated entity as the beneficiary under such policy.
8.3    Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be invalid, void, unenforceable or against public policy, in whole or in part, the remaining provisions of this Agreement, and the enforceable parts of any partially invalid, void or unenforceable provisions or provisions partially against public policy, shall nevertheless remain in full force and effect and shall be enforceable. Any unenforceable provisions shall be severed.
8.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, and permitted successors and assigns. Executive may not assign or delegate her or his rights and duties under this Agreement.
8.5    Governing Law/Venue. This Agreement in all respects shall be governed by and interpreted in accordance with the laws of the state of Delaware, both procedural and substantive, without regard to conflicts of law, except to the extent that federal laws and regulations preempt otherwise applicable law. The Parties agree that any and all legal action that may arise out of or relate to this Agreement or Executive’s employment or termination of employment shall take place solely and exclusively within the state of Delaware, and that neither party shall seek to enforce its rights under this Agreement in any place other than the state of Delaware. The Parties agree that they will submit to the jurisdiction of the state of Delaware. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this paragraph.
8.6    Headings. Article and paragraph headings are not a part of this Agreement. They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.
8.7    Integration/Waiver. Except as set forth in this Section 8.7, this Agreement, including, without limitation, any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the Parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement including Executive’s Prior Employment Agreement. Any outstanding equity awards granted to Executive under the Equity Plan and existing annual bonus arrangements will remain outstanding and are not affected by the Parties entering this Agreement. Any supplement, modification, waiver, or termination of this Agreement and the terms and conditions hereof is valid only if it is set forth in a writing signed by both Parties, or in the case of a waiver, by the Party waiving compliance. The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.
8.8    Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when so delivered, (b) if mailed, three (3) days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, (c) if sent by reputable overnight courier for overnight delivery to the party to whom it is directed at the address listed below, one (1) business day after delivery to such courier, or (d) if given by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day:
If to Employer:
Cava Group, Inc.
702 H St. NW 2nd Floor
Washington, DC 20001
Attention: General Counsel
Email: [***]
If to Executive:
Email: [***]
In order for a Party to change its address or other information for the purpose of this Section, the Party must first provide notice of that change in the manner required by this Section.
8.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
[Signature Page Follows]

EACH PARTY ACKNOWLEDGES that it, she or he has had an opportunity to negotiate, carefully consider, and receive advice of counsel on the terms of this Agreement before signing it.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

Cava Group, Inc.

By:	/s/ Brett Schulman
Brett Schulman
CEO

Executive

/s/ Jennifer Somers
Jennifer Somers
Signature Page to Employment Agreement